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                                                                    EXHIBIT 99.1


                             FOR IMMEDIATE RELEASE





                    MagnaVision Announces Agreement to Merge

FANWOOD, NJ - September 12, 2000 - MagnaVision Corporation (NASDAQ OTC Bulletin
Board: MAGV) based in Fanwood, NJ made the following announcement today. MagnaVision and Blue Acquisition Corp., a wholly owned subsidiary of IPWireless, Inc. based in San Bruno, CA have signed a definitive agreement for Blue Acquisition Corp. to merge with and into MagnaVision Corporation. All outstanding common and preferred stock of MagnaVision shall be exchanged in the transaction for cash and/or securities as described below.

This agreement was entered into on Sept. 12, 2000 and has been approved by the majority shareholders of Magnavision, and by the Board of Directors of MagnaVision, Blue Acquisition Corp. and IPWireless. The agreement is contingent upon MagnaVision meeting certain conditions at closing. MagnaVision currently has no short term or long term debt. According to the agreement, each share of MagnaVision Class A and Class B Preferred Stock outstanding at the time of closing will receive $1.00 plus any accumulated dividends then due. Each share of MagnaVision Common Stock outstanding will receive approximately $5.78 per share. Shareholders who hold less than 1% of the fully diluted shares of MagnaVision common stock (36,507 or fewer shares) will receive their consideration entirely in cash. Shareholders holding more than 1% of the fully diluted shares will receive approximately 80% of their consideration in cash and 20% of their consideration in the form of notes. Warrant and option holders will receive approximately $5.78 less an amount equal to the cost of exercising the warrant or option. Warrant and option holders who hold in excess of 1% of the Company's fully diluted common stock will receive approximately 20% of the share consideration in the form of notes, and the remainder in cash. In addition, the agreement has provisions for holders of MagnaVision Common Stock, warrants and options to receive additional consideration based upon the Company achieving certain objectives.

The merger is expected to close in the fourth quarter of 2000.

This release contains certain statements which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company. Such factors include among others, general economic and business conditions, which will, among other things, impact demand for the Company's services, changes in public taste, trends and demographic changes, which may impact the Company's ability to generate revenue; political, social and economic conditions and

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laws, rules and regulations, which may affect the Company's results of operations; timely completion of development plans; the indebtedness of the Company; quality of management; availability of qualified personnel; changes in, or failure to comply with, government regulations; and other factors.



Contact:       Robert Hoffman
               Jeffrey Haertlein
               MagnaVision Corporation
               141 South Avenue, Suite 4
               Fanwood, NJ 07023
               Phone: 908-490-9910